EXHIBIT 99



                  IGI ANNOUNCES PERSONNEL CHANGES AND CONTINUED
                  DELAY IN FILING OF ANNUAL REPORT ON FORM 10-K


Release Date:   April 16, 1998           Contact:  Thomas Redington
                                         (203) 222-7399


BUENA, NJ, APRIL 16, 1998 - IGI, INC. (AMEX:IG) announced today that the filing of its 1997 annual report on Form 10-K with the Securities and Exchange Commission and AMEX continues to be delayed because the investigation, by special counsel engaged by the Board of Directors, of information which may have a material impact on the Company's financial reporting for 1997 and prior periods remains ongoing. Accordingly, the Company can not complete the procedures it deems necessary to prepare its 1997 financial statements. The Company is unable at this time to state when it will file its 1997 annual report on Form 10-K. Trading of IGI's common stock on the American Stock Exchange will remain halted until the Form 10-K for 1997 is filed with the SEC and AMEX. IGI is unable at this time to state when trading of its stock on AMEX will resume.

The Company also announced that it has made extensive personnel changes in its management team following regulatory compliance actions brought by the United States Department of Agriculture ("USDA"). At the Company's request, six members of the management team including two vice presidents have resigned in addition to the termination in November 1997 of IGI's former President and Chief Operating Officer, John P. Gallo. After completion of its internal investigation, the Company may decide to terminate other employees for misconduct.

The Company has undertaken a substantial ongoing restructuring effort to effect changes needed to improve performance. In this connection, management believes it has made good progress in bringing the Company into compliance with USDA requirements. All the vaccines previously affected by the USDA's June 1997 Stop Sale and Shipment order have been released for shipment.

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IGI is a diversified company segmented into two business areas: Animal Health and Skin Care and Consumer Products. The Company's growing Skin Care and Consumer Products business is primarily based on the Patented Novasome technology. Licensed from a former subsidiary, the technology offers value-added qualities to cosmetics, skin care products, vaccines, medicines, foods, beverages, and other products.